EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
THIRD QUARTER 2005 EARNINGS AND BACKLOG
HOUSTON, TX, October 28, 2005 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its third quarter ended September 30, 2005 it earned net income of $88.5 million, or $0.50 per fully diluted share, compared to second quarter ended June 30, 2005 net income of $61.2 million, or $0.35 per fully diluted share. The results include $7.6 million of pre-tax charges ($0.03 per share after tax) related to its merger with Varco International, Inc. Excluding transaction charges, earnings were $0.53 per fully diluted share. Revenues for the quarter were $1,236.5 million, and operating profit excluding the $7.6 million merger and restructuring charges was $152.6 million.
During the third quarter, Hurricanes Katrina and Rita disrupted the Company’s operations in the Gulf of Mexico area. Although no facilities suffered significant damage, there was some minor damage and personnel had to be evacuated in advance of the hurricanes. The impact on the Company’s operating profit for the quarter is estimated at $9.5 million ($0.04 per share). Excluding both the transaction charges and the estimated impact of the hurricanes, earnings would have been $0.57 per fully diluted share.
Backlog for capital equipment orders for the Company’s Rig Technology segment at September 30, 2005 rose 47% over the prior quarter to $1.75 billion, with new orders during the quarter increasing over the prior period to $921.3 million. Strong demand for the Company’s drilling equipment products continued to drive the increase in backlog.
Third quarter transaction charges relate to the March 11, 2005 combination of National Oilwell and Varco. The Company still expects to achieve operating profit improvements in the range of $60 million, on an annualized run rate basis, when the integration is completed by the end of the first quarter of 2006.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, stated “National Oilwell Varco performed well in the third quarter, as orders for new drilling equipment continued to strengthen to new record highs, and demand for our oilfield consumables and services surged worldwide.
We are grateful that none of our employees were lost or injured by hurricanes Katrina and Rita, although many suffered personal losses. We look forward to the resumption of normal activity on the Gulf Coast, and continue to keep those affected by this tragedy in our thoughts and prayers. Our organization expects to play a key role in facilitating the industry’s rebuilding through the area.

The integration of National Oilwell and Varco is proceeding smoothly and much was accomplished during the quarter. Our expectations for substantial operating benefits from the combination remain high.”
Rig Technology
The Rig Technology segment includes most of the capital equipment manufactured and sold by the Company including drilling rigs, jackup packages, coiled tubing units, cranes, mooring systems, wireline units, nitrogen injection units and workover rigs. Third quarter revenues for this segment were $572.8 million, and operating profit was $70.4 million, or 12.3% of sales. The hurricane disrupted operations and delayed shipment of equipment totaling approximately $9.2 million in revenue representing approximately $4.4 million in operating profit.
Petroleum Services & Supplies
The Petroleum Services & Supplies segment consists of those businesses within the Company providing critical services and consumables to the oil and gas industry and includes pump and liner expendable supplies; pipeline and tubular inspection and coating; fiberglass and coiled tubing pipe sales; solids control and rig instrumentation; and downhole tools rentals and sales. Revenues of $472.0 million were up 5% sequentially compared to second quarter results, and operating profit rose 13.6% to $87.0 million over the same period, representing a 51% operating leverage (incremental operating profit divided by incremental revenue). These positive results were due to continuing high demand for most of the group’s oilfield services and supplies and improved pricing. Hurricane disruptions reduced results by approximately $11.0 million in revenue and $5.1 million in operating profit.
Distribution Services
The Distribution Services segment provides maintenance, repair and operating supplies to drilling and production operations around the world, employing advanced information technologies to provide complete procurement, inventory management and logistics services to our customers. Third quarter revenues of $272.4 million were up 6% from the second quarter. Operating profit margins for this group showed significant improvement as operating profit of $14.5 million, or 5.3% of sales for the group, was $4.9 million higher than the second quarter due to lower costs and higher rebates from suppliers. While several stores were affected by the hurricanes, others along the gulf coast saw sales surge in support of the rebuilding effort, resulting in minimal net financial impact from the storms.
The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2140 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$162.2	$142.7
Receivables, net	989.1	480.1
Inventories, net	1,110.9	657.5
Costs in excess of billings	328.3	226.5
Deferred income taxes	60.1	15.6
Prepaid and other current assets	57.8	15.0

Total current assets	2,708.4	1,537.4

Property, plant and equipment, net	840.1	255.1
Deferred income taxes	59.7	55.1
Goodwill	2,130.2	639.0
Intangibles, net	607.2	91.0
Other assets	22.4	21.1

	$6,368.0	$2,598.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$483.8	$407.7
Accrued liabilities	380.3	209.5
Current portion of long-term debt and short-term borrowings	4.6	150.0
Accrued income taxes	32.9	33.0

Total current liabilities	901.6	800.2

Long-term debt	841.0	350.0
Deferred income taxes	388.7	102.8
Other liabilities	87.9	31.5

Total liabilities	2,219.2	1,284.5

Commitments and contingencies

Minority interest	22.1	17.8

Stockholders’ equity:
Common stock – par value $.01; 174,202,589 and 85,995,266 shares issued and outstanding at September 30, 2005 and December 31, 2004	1.7	0.9
Additional paid-in capital	3,395.9	692.9
Deferred stock-based compensation	(21.4)	—
Accumulated other comprehensive income (loss)	(4.0)	33.4
Retained earnings	754.5	569.2

	4,126.7	1,296.4

	$6,368.0	$2,598.7

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Rig technology	$572.8	$303.1	$1,572.4	$742.6
Petroleum services and supplies	472.0	128.9	1,132.6	364.9
Distribution services	272.4	233.3	766.3	669.8
Eliminations	(80.7)	(46.4)	(204.2)	(128.7)

Total revenue	1,236.5	618.9	3,267.1	1,648.6
Gross profit	258.7	131.9	675.7	353.1
Gross profit %	20.9%	21.3%	20.7%	21.4%
Selling, general, and administrative	106.1	82.8	328.9	239.9
Transaction costs and stock-based compensation	7.6	—	33.8	—

Operating profit	145.0	49.1	313.0	113.2

Interest and financial costs	(14.6)	(9.8)	(39.4)	(28.7)
Interest income	1.0	1.1	3.5	2.4
Other income (expense), net	1.1	(1.2)	1.5	(1.5)

Income before income taxes and minority interest	132.5	39.2	278.6	85.4

Provision for income taxes	42.4	10.7	90.2	24.1

Income before minority interest	90.1	28.5	188.4	61.3

Minority interest in income of consolidated subsidiaries	1.6	0.7	3.1	1.1

Net income	$88.5	$27.8	$185.3	$60.2

Net income per share:

Basic	$0.51	$0.32	$1.23	$0.70

Diluted	$0.50	$0.32	$1.22	$0.70

Weighted average shares outstanding:

Basic	173.7	85.9	150.5	85.7

Diluted	175.9	86.7	152.2	86.3

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT – PRO FORMA SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
Revenue:

Rig technology	$572.8	$475.8	$575.2	$1,691.3	$1,201.2

Petroleum services and supplies	472.0	370.4	451.5	1,325.5	1,031.9

Distribution services	272.4	233.3	258.0	766.3	669.8

Eliminations	(80.7)	(46.4)	(69.0)	(208.1)	(128.7)

Total Revenue	$1,236.5	$1,033.1	$1,215.7	$3,575.0	$2,774.2

Operating profit:

Rig technology	$70.4	$53.3	$51.9	$183.6	$107.6

Petroleum services and supplies	87.0	58.3	76.6	227.2	152.1

Distribution services	14.5	8.4	9.6	31.7	20.6

Unallocated expenses and eliminations	(19.3)	(14.6)	(20.7)	(62.0)	(38.8)

Total operating profit (before transaction costs and stock-based compensation)	$152.6	$105.4	$117.4	$380.5	$241.5

Operating profit %:

Rig technology	12.3%	11.2%	9.0%	10.9%	9.0%

Petroleum services and supplies	18.4%	15.7%	17.0%	17.1%	14.7%

Distribution services	5.3%	3.6%	3.7%	4.1%	3.1%

Other unallocated	—	—	—	—	—

Total operating profit % (before transaction costs and stock-based compensation)	12.3%	10.2%	9.7%	10.6%	8.7%

Note: The unaudited pro forma results represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of each period presented. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the merger. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
PROFORMA RECONCILIATION EXCLUDING TRANSACTION COSTS AND STOCK-BASED COMPENSATION
(Unaudited)
(In millions, except per share data)

Three Months Ended
September 30, 2005
Reconciliation of EBITDA before transaction costs and stock-based compensation (Note 1):

GAAP net income	$88.5

Provision for income taxes	42.4

Interest expense	14.6

Depreciation and amortization	34.6

Transaction costs and stock-based compensation	7.6

EBITDA before transaction costs and stock-based compensation (Note 1)	$187.7

Reconciliation of GAAP net income before transaction costs and stock-based compensation (Note 2) :
GAAP net income	$88.5
Transaction costs and stock-based compensation, net of tax	4.6

Net income before transaction costs and stock-based compensation (Note 2)	$93.1

Weighted average dilutive shares outstanding	175.9

Dilutive earnings per share before transaction costs and stock-based compensation	$0.53

Note 1 EBITDA before transaction costs and stock-based compensation means earnings before interest, taxes, depreciation, amortization, and transaction costs and stock-based compensation, and is a non-GAAP measurement. Management uses EBITDA before transaction costs and stock-based compensation because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

Note 2 The Company believes that reporting net income and dilutive EPS excluding transaction costs and stock-based compensation provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
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